Exhibit 99.1



            Healthaxis Announces First Quarter 2007 Operating Results

      Revenue Growth Leads to Significant Improvement in Operating Results


    IRVING, Texas--(BUSINESS WIRE)--April 27, 2007--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three months ended March 31, 2007.

    First Quarter 2007 Financial Highlights

    -- 2007 first quarter revenues were $4.2 million, 7% higher than the first quarter of 2006. Revenue from transaction fees, ASP license fees, and professional services were higher as we added a significant number of participant lives to our systems as the result of Insur-Admin(C) and Insur-Claims(C) implementations for new customers. In addition to a major implementation over the past year, we are implementing or have implemented the three additional new customers that we announced previously this year. BPO services revenues increased due to the additional participant lives on our systems combined with the addition of two BPO-only customers in 2006.

    -- The Company reported a $34,000 operating loss in the first quarter of 2007 compared to an operating loss of $441,000 in the same quarter of 2006. The improved operating results for the first quarter of 2007 are primarily derived from higher revenue combined with lower sales and marketing and general and administrative expenses. These lower expenses were partially offset by higher transaction-processing variable costs from vendor partners related to the increase in transaction fee revenue. The Company also recorded non-cash equity compensation expense of approximately $31,000 in the first quarter of 2007. Depreciation and amortization expense was $276,000 and $259,000 for the first quarter of 2007 and 2006, respectively.

    -- The Company reported a 2007 first quarter net loss of $62,000 ($0.01 per share) compared to a net loss in the first quarter of 2006 of $462,000 ($0.08 per share). In the first quarter of 2007, the Company generated positive cash flow from operations for the third consecutive quarter.

    -- On April 16, 2007, the Company entered into an amendment to its Loan and Security Agreement ("LSA") with Silicon Valley Bank. Under the original LSA, the revolving line would have expired in August 2007. As a result of the amendment, 1) the expiration of the revolving line is extended to April 2009, 2) the available borrowing limit and draw period under the equipment line were increased, and 3) certain covenants were modified. The Company elected to reduce the maximum amount available under the revolving line to avoid paying higher unused revolving line facility fees.

    Review and Outlook

    Commenting on the Company's first quarter results, President and Chief Executive Officer, John M. Carradine, said, "We are now essentially finished with the implementation of a top 10 third party administrator that has been in process for more than a year. We believe this implementation and the results we have achieved with this customer highlight the competitiveness of Healthaxis systems and solutions and validate our position as a leading competitor in the outsourced healthcare information technology services market. We have done in the past year what others were unable to do over a much longer period of time, validating the power and flexibility of our systems and the professionalism and domain expertise of our team. Other good news is that we have continued to win business. The new customers may not be top 10 TPAs but they are dynamic, growing companies that are helping to provide solutions to the health insurance market. We look forward to helping these companies grow and achieve their objectives. And as they grow, so will Healthaxis.

    "As to the first quarter of 2007, revenue and profitability measures improved over last year, which was also a substantial improvement over the year before. This marks our third consecutive quarter of break-even or near break-even operations and positive cash flow from operations. We believe we now are in the best financial condition that we have been over the past several years. We need to continue to improve to reach consistent profitability. To do that, we continue to assess ways to accelerate our revenue growth. We continue to balance our growth objectives with prudent cost control, but are still focused on ways to accelerate contract closes and implementations."

    About Healthaxis Inc.

    Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. The Smart Front End(R) enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis' claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit their website at www.healthaxis.com.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.




                   Healthaxis Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
     (In thousands, except share and per share data) (Unaudited)

                                          Three Months Ended March 31,
                                              2007           2006
                                          -------------  -------------
Revenues                                        $4,211         $3,918
Expenses:
    Cost of revenues                             3,438          3,376
    Sales and marketing                            248            374
    General and administrative                     559            609
                                          -------------  -------------
Total operating expenses                         4,245          4,359
                                          -------------  -------------
Operating loss                                     (34)          (441)
Interest and other income (expense), net           (25)           (21)
Income tax expense                                  (3)             -
                                          -------------  -------------
Net loss                                          $(62)         $(462)
                                          =============  =============

                                          -------------  -------------
Net loss per share of common stock              $(0.01)        $(0.08)
                                          =============  =============
    (Basic and diluted)

Weighted average common shares used in
 computing net loss per share:
    Basic and diluted                        8,171,551      6,088,855


                   Healthaxis Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
     (In thousands, except share and per share data) (Unaudited)

                                            Mar. 31,       Dec. 31,
                                              2007           2006
                                          -------------  -------------
Assets
    Cash and cash equivalents                   $3,095         $3,362
    Accounts and notes receivable, net           2,869          2,943
    Other current assets                           605            544
                                          -------------  -------------
    Current assets                               6,569          6,849
    Property, equipment and software, net        1,435          1,550
    Goodwill                                    11,276         11,276
    Other assets                                 1,734          1,643
                                          -------------  -------------
    Total assets                               $21,014        $21,318
                                          =============  =============
Liabilities and stockholders' equity
    Current liabilities                         $4,530         $5,294
    Long-term debt                                 912            454
    Other long-term liabilities                  1,273          1,248
    Stockholders' equity                        14,299         14,322
                                          -------------  -------------
    Total liabilities and stockholders'
     equity                                    $21,014        $21,318
                                          =============  =============




    CONTACT: Healthaxis Inc.
             Ron Herbert, CFO, 972-443-5000
             rherbert@healthaxis.com